Exhibit 10.1
BARNES GROUP INC.
Senior Executive Enhanced Life Insurance Program
As Amended and Restated Effective April 1, 2011
Preamble
The Barnes Group Inc. Senior Executive Enhanced Life Insurance Program (the “Program”) was originally adopted effective October 1, 1992 and was previously amended by the Board of Directors effective May 16, 1997, December 31, 2007 and December 31, 2008.
In accordance with the Board of Directors' unrestricted right to amend, modify, withdraw or add to any of the benefits, terms or conditions of the Program at any time, the Board of Directors hereby amends and restates the Program effective April 1, 2011.
To the extent the Program is subject to the requirements imposed by Code section 409A on nonqualified deferred compensation plans (and the applicable guidance issued thereunder), the Program is intended to comply with such requirements and the terms of the Plan shall be interpreted consistently therewith.
The Program, as amended and restated effective April 1, 2011, shall not apply to any amounts (including without limitation taxable benefits) to be paid or provided pursuant to the provisions of the Program as in effect prior to December 31, 2007 that are “grandfathered” from Code section 409A (i.e., that constitute compensation to which Code section 409A does not apply pursuant to Treasury Regulation section 1.409A-6 or any other applicable Treasury Department guidance) (“Grandfathered Amounts”). Grandfathered Amounts shall be determined in accordance with, and be governed exclusively by, the provisions of the Program as in effect before December 31, 2007. Effective December 31, 2008, any amounts, other than Grandfathered Amounts, to be paid or provided under the Program shall be determined in accordance with, and be governed exclusively by, the Program as amended and restated effective December 31, 2008 and as further amended and restated effective April 1, 2011, which is set forth herein.

Section 1. Purpose
    The Senior Executive Enhanced Life Insurance Program (SEELIP) is designed to provide an alternative to the Company's standard group term life insurance plan to officers and selected employees of Barnes Group Inc. that provides increasing cash value and little or no post-retirement income tax liabilities.

Section 2. Definitions

2.1
"Affiliate" means a corporation or trade or business that, together with the Company, is a member of: (a) a controlled group of corporations, within the meaning of Code section 414(b), or (b) a group of trades or businesses under common control, within the meaning of Code section 414(c).

2.2	"Base Salary" means annual compensation excluding any bonuses or other special compensation.

2.3
"Benefits Committee" means the Benefits Committee appointed by the Board of Directors, which Committee has the sole authority and discretion to administer the Plan in accordance with its terms and purposes.

2.4	"Board of Directors" means the Board of Directors of the Company.

2.5	"Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.6	"Company" means Barnes Group Inc.

2.7	"CMDC" means the Compensation and Management Development Committee of the Company's Board of Directors.

2.8	"Death Benefit" means the amount of life insurance provided under the Plan pursuant to Section 5.1.

2.9
"Eligible Employee" means: (i) any officer of the Company; or (ii) an employee of the Company who has been designated to participate in the Program by the Board of Directors; provided that, notwithstanding the foregoing, the CMDC may exclude any officer of the Company from participation in the Program at any time before an Insurance Policy is issued to such officer under the Program. Notwithstanding the foregoing, no employee of the Company may become an Eligible Employee after April 1, 2011.

2.10
"Insurance Policy" means the Group Flexible Premium Adjustable Life Insurance Policy issued by Massachusetts Mutual Life Insurance Company to provide the benefits under this Plan, as in force on April 1, 2011, and any successor life insurance policy obtained to provide such benefits. The specific terms of the Insurance Policy that apply to each Participant in the Plan are reflected in an individual certificate issued by the Massachusetts Mutual Life Insurance Company to, or on behalf of, each such Participant as the insured.

2.11	"Life Insurance Company" means Massachusetts Mutual Life Insurance Company, or any other insurance carrier that the Company might use for this program.

2.12	"Participant" means an Eligible Employee who has met insurance underwriting requirements and is issued an Insurance Policy under the terms of this Plan.

2.13	"Plan" means the Barnes Group Inc. Senior Executive Enhanced Life Insurance Program (SEELIP), as amended and in effect from time to time.

2.14	"Plan Year" means July 1st through June 30th.

2.15
"Reimburse" (including without limitation “Reimburse a Participant”) or "Reimbursement" means a payment by the Company to a Participant, or directly to the Life Insurance Company or federal, state or local taxing authority on behalf of the Participant, as applicable, to pay any Required Insurance Premiums or federal, state or local income taxes attributable to such premium payments or attributable to such payment of income taxes. For the avoidance of doubt, income taxes attributable to premium payments hereunder shall be fully grossed up, so that Participants will not incur any out-of-pocket cost for income taxes attributable to premium payments hereunder.

2.16	"Required Insurance Premium" means the insurance premiums, if any, determined on an objective, nondiscretionary basis by the Life Insurance Company in accordance with Section 7.

2.17
"Separation from Service" (or "Separates from Service") means a Participant's death, retirement or other termination of employment with the Company and all Affiliates. Whether a Separation from Service has occurred shall be determined by the Benefits Committee based on all of the facts and circumstances and in accordance with Treasury Regulation section 1.409A-1(h) and any other relevant guidance issued under Code section 409A.

Section 3. Administration
The Plan shall be administered by the Benefits Committee.

Section 4. Participation in the Plan

4.1	Each Eligible Employee may participate in the Plan on the first day of the Plan Year coinciding with or next following his or her date of eligibility for the Company's group term life insurance plan.

4.2
Eligible Employees may apply to become participants in the Plan by completing an application to the Life Insurance Company and submitting any required documentation. Acceptance in the Plan is subject to the Life Insurance Company's underwriting requirements. An Eligible Employee shall become a Participant in the Plan when an Insurance Policy covering him or her is issued by the Life Insurance Company.

Section 5. Life Insurance Benefits

5.1
The basic life insurance benefit equals four (4) times the Eligible Employee's Base Salary, rounded up to the next $1,000, determined as of the beginning of each Plan Year. In the case of an Eligible Employee for whom Reimbursements may be made after Separation from Service (i.e., an Eligible Employee who before Separation from Service has attained age 55 and at least ten (10) years of service with the Company and/or an Affiliate), the Eligible Employee's Base Salary used to calculate his life insurance benefit under the Plan shall not be adjusted after the date the Eligible Employee experiences a Separation from Service.

5.2
When a Participant receives an increase in Base Salary, the amount of additional life insurance (equal to four (4) times the increase in Base Salary rounded up to the next $1,000) will be provided through the Company's group term life insurance plan unless the salary increase is granted on or before, and effective as of, the beginning of a Plan Year, in which case it will be provided under the Plan. The additional life insurance benefit that is provided through the Company's group term life insurance plan pursuant to the preceding sentence will be provided under the Plan as of the first day of the immediately following Plan Year, subject to the Life Insurance Company's underwriting requirements and provided that the Eligible Employee does not have a Separation from Service on or before such date.x

5.3
The owner of the Insurance Policy is the Participant unless otherwise designated by the Participant. The cash value of the Insurance Policy belongs to the owner. Beneficiary designations are made by the owner of the Insurance Policy and may be changed at any time. Upon termination of employment, the Insurance Policy may be continued by the policy owner.

Section 6. Company's Reimbursement of Premiums and Taxes

6.1
Subject to Sections 6.2 and 6.3, the Company shall Reimburse a Participant for all Required Insurance Premiums and the federal, state and local income taxes attributable to the Company's Reimbursement of the Required Insurance Premiums and the income taxes attributable thereto. For purposes of determining the amount of income taxes attributable to the Company's Reimbursement of the Required Insurance Premiums and the income taxes attributable thereto, the highest marginal rates at which the Participant incurs taxes shall be used. Any Required Insurance Premiums shall be Reimbursed in the quarter of the Plan Year in which Section 7.1 or, if applicable, Section 7.3 below contemplates that they will be paid to the Life Insurance Company. In each calendar year in which Required Insurance Premiums are required to be Reimbursed pursuant to the foregoing provisions of this Section 6.1 or Section 6.3 below, the Company shall Reimburse the Participant for the income taxes attributable to the Reimbursement of such Required Insurance Premiums and the income taxes attributable thereto. For the avoidance of doubt, the Company shall Reimburse the Participant for the income taxes attributable to the Reimbursement of such Required Insurance Premiums and the income taxes attributable thereto when the Participant remits such income taxes within the meaning of Treasury Regulation section 1.409A-3(i)(1)(v). Within the meaning of Treasury Regulation section 1.409A-3(i)(1)(iv), the amount of Required Insurance Premiums and income taxes eligible for reimbursement during a Participant's taxable year may not affect the amount of Required Insurance Premiums and income taxes eligible for reimbursement in any other taxable year, and the in-kind benefits provided pursuant to the Plan during a

Participant's taxable year may not affect the in-kind benefits to be provided pursuant to the Plan in any other taxable year. In addition to any other limitations and restrictions that apply pursuant to the Plan, and notwithstanding any provision of the Plan to the contrary, payment of each Reimbursement is subject to the condition that (a) the Participant must be actively employed in the calendar year in which the Reimbursement in question is paid or, if a Reimbursement is paid on or after January 1 and on or before March 15 of a calendar year, must be actively employed in such January 1 to March 15 period or in the immediately preceding calendar year, and must not have had a Separation from Service before the calendar year in which the Reimbursement in question is paid, unless the Reimbursement in question is paid on or after January 1 and on or before March 15 of a calendar year, in which case must not have had a Separation from Service before the immediately preceding calendar year, or (b) the Participant must have attained age 55 and at least ten (10) years of service with the Company and/or an Affiliate on or before the date on which such Reimbursement is paid and before a Separation from Service.

6.2
Except as provided in Section 6.3, the Company shall cease Reimbursing the Required Insurance Premiums and associated income taxes as of the end of the Plan Year quarter in which any of the following occurs:

(a)    a Participant Separates from Service, or
(b)    a Participant obtains a loan or withdraws any portion of the cash surrender value under the Insurance Policy, or
(c)    six months after the commencement of an unpaid leave of absence, or

(d)    two years after the Participant is first absent from work because of a disability.

6.3
If a Participant who has at least ten (10) years of service with the Company and/or an Affiliate attains age fifty-five (55) before a Separation from Service occurs, the Company shall continue to Reimburse any Required Insurance Premiums and associated income taxes in accordance with Section 6.1 during the lifetime of the Participant unless and until the Plan is amended to provide otherwise pursuant to Section 9.1 or the Participant obtains a loan or withdraws any portion of the cash surrender value under the Insurance Policy. The Reimbursement described in the preceding sentence shall not apply to any Participant who has a Separation from Service after April 1, 2011, other than a Participant who has at least ten (10) years of service with the Company and/or an Affiliate and who attains age sixty-two (62) on or prior to December 31, 2011.

6.4
If the Company ceases to Reimburse Required Insurance Premiums for any reason, including those in Section 6.2, the policy owner may continue paying the premium on his own, may borrow against the policy to pay premiums, or may cash in the policy.

Section 7. Required Insurance Premiums

7.1
Prior to a Participant's Separation from Service or, if earlier, the later of (a) the end of the Plan Year in which the Participant attains age sixty-five (65), or (b) the end of the Plan Year in which the minimum period necessary to avoid having the Insurance Policy classified as a modified endowment contract under Code section

7702A ends, the Required Insurance Premiums for any Plan Year shall be the quarterly insurance premiums that as of the beginning of such Plan Year are required to be paid to the Life Insurance Company on the first day of each quarter during such Plan Year (i.e., July 1, October 1, January 1 and April 1) to provide the Participant with the Death Benefit under the Insurance Policy through age one hundred (100), assuming that the Insurance Policy is to be funded only with quarterly premiums in the same amount and on the same quarterly payment dates through the end of the Plan Year in which the Participant attains age sixty-five (65), or, if later, the end of the Plan Year in which ends the minimum period necessary to avoid having the Insurance Policy classified as a modified endowment contract under Code section 7702A (hereinafter the "MEC Period"). The Required Insurance Premiums for any Plan Year shall be determined by the Life Insurance Company in advance of the beginning of such Plan Year, and its determination shall be final, conclusive and binding. This annual determination by the Life Insurance Company shall be based on the Life Insurance Company's interest crediting rate, mortality charge rate and administrative charge rate applied to all policyholders of the Life Insurance Company with the same type of Insurance Policy provided under this Plan as of the beginning of the Plan Year in question.

7.2
If a Participant who has at least ten (10) years of service with the Company and/or an Affiliate Separates from Service after attaining age fifty-five (55), but before attaining age sixty-five (65), or, if later, the end of the MEC Period, the Life Insurance Company shall annually make the same determination as described in

Section 7.1 through the end of the Plan Year in which the Participant attains age sixty-five (65), or, if later, the end of the Plan Year in which the MEC Period ends, for purposes of determining the Participant's Required Insurance Premiums.

7.3
After the end of the Plan Year in which a Participant attains age sixty-five (65), or, if later, in which the MEC Period ends, the Required Insurance Premiums (if any) for any Plan Year shall be the quarterly insurance premiums determined by the Life Insurance Company in advance of such Plan Year, that if paid to the Life Insurance Company in substantially equal payments on the first day of each quarter during such Plan Year (i.e., July 1, October 1, January 1 and April 1) and the immediately following Plan Year (i.e., over a two-Plan Year period) or, if longer, paid to the Life Insurance Company in substantially equal quarterly payments in such Plan Year and each subsequent Plan Year commencing during the MEC Period, would be required to maintain the Death Benefit through age one-hundred (100), using the same assumptions prescribed in the last sentence of Section 7.1 as of the beginning of such Plan Year; provided, however, that there shall be no such Required Insurance Premiums pursuant to this Section 7.3 for any Plan Year on or before July 1 of which the Participant Separated from Service with less than ten (10) years of service with the Company and/or an Affiliate or before attaining age fifty-five (55). The Required Insurance Premiums determined under this Section 7.3 for any Plan Year (if any) shall be determined as of the beginning of such Plan Year and any Required Insurance Premiums for any subsequent Plan Year shall be based solely on the separate determination for such subsequent Plan Year (i.e., a separate determination will be made for each

Plan Year regardless of whether the determination with respect to a prior Plan Year was based on premiums being paid over more than one Plan Year).

7.4
Subject to the last sentence of Section 6.1 above, if a Participant Separates from Service before attaining age fifty-five (55) or ten (10) years of service with the Company and/or an Affiliate, there shall be no Required Insurance Premiums or other Reimbursements after the quarter of the Plan Year in which such Separation from Service occurs.

7.5
Notwithstanding the preceding provisions of this Section 7 (other than Section 7.4), if a Participant obtains a loan or withdraws any portion of the cash surrender value under the Insurance Policy before his or her death, the Participant will no longer be eligible to participate in the Plan and there shall be no Required Insurance Premiums after the quarter of the Plan Year in which such loan or withdrawal occurs.

Section 8. Sole Life Insurance Benefit
Notwithstanding anything to the contrary in any benefit materials or summary plan descriptions, a Participant in the Plan shall have no rights to any benefits under any other group life insurance program funded in whole or in part by the Company or any Affiliates.

Section 9. Miscellaneous

9.1	Notwithstanding any other provision herein to the contrary, the Plan may be amended at any time and in any respect by the vote of a majority of the members of the Benefits Committee or by the unanimous written consent of the members of the Benefits Committee. Notwithstanding the foregoing, any amendment affecting the level of benefits under the Plan must be made by the CMDC. In addition, the Plan may be terminated at any time by the CMDC.

9.2
The Benefits Committee shall, in its sole discretion, interpret and construe the Plan's terms and provisions and determine an individual's eligibility for benefits. Any interpretations, constructions or determinations made by the Benefits Committee in good faith shall be final and binding on all parties.

9.3	Circumstances not specifically covered in this Plan document will be reviewed by the Benefits Committee and the Benefits Committee in its discretion will apply such rules as it deems appropriate.

Section 10. Section 409A Provisions

10.1
A Participant's right to the Reimbursements provided by Section 6.1 and Section 6.3 shall be treated as a right to a series of separate payments for purposes of Code section 409A, including without limitation for purposes of the short-term deferral rule set forth in Treasury Regulation section 1.409A-1(b)(4).

10.2
Any provision of the Plan to the contrary notwithstanding, if any payments or benefits under the Plan to or on behalf of a specified employee within the meaning of Treasury Regulation section 1.409A-1(i)(“Specified Employee”) are deferred compensation subject to section 409A of the Code and are deemed to be made due to a Separation from Service, then any such payments or benefits that would otherwise be paid or provided during the six-month period following such

Separation from Service shall not be paid or provided during such six month period but instead shall be accumulated (within the meaning of Treasury Regulation section 1.409A-3(i)(2)(ii)) and paid or provided on the first day of the seventh month following the date of such Separation from Service (or, if earlier, within 14 days after the death of the specified employee). For the avoidance of doubt, the preceding sentence shall apply to any amount or benefit (and only to any amount or benefit) to be paid or provided pursuant to this Plan to which Code section 409A(a)(2)(B)(i) (relating to Specified Employees) applies, and shall not apply to any payment or benefit that is not subject to Code section 409A as a result of Treasury Regulation section 1.409A-1(b)(4) (relating to short-term deferrals), Treasury Regulation section 1.409A-1(b)(9) (relating to separation pay plans), or otherwise.

10.3
If at any time during the 12-month period ending on any “specified employee identification date”, which shall be December 31, a person who participates in or has any legally binding right, contingent or otherwise, under this Plan (a “Plan Participant”), is in Salary Grade 20 or above or meets the requirements of Code section 416(i)(1)(A)(ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code section 416(i)(5)), then the Plan Participant shall be treated as a Specified Employee for purposes of Section 10.2 above for the entire 12-month period beginning on the “specified employee effective date”, which shall be the January 1 that immediately follows such specified employee identification date, unless the Board of Directors or the CMDC at any time prescribes a different method of identifying service providers who will be subject to the six month delay required by section 409A(a)(2)(B)(i) of the Code (the “Six Month Delay”) in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code section 409A (a “Different Identification Method”) or elects a different specified employee identification date or specified employee effective date or makes any other election that may be made in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code section 409A (a “Different Election”), in which case whether the Plan Participant shall be treated as a Specified Employee shall be determined in accordance with any such Different Identification Method so prescribed and any such Different Election so made by the Board of Directors or the CMDC. By participating or continuing to participate in this Plan or accepting any legally binding right or benefit under this Plan, each Plan Participant irrevocably (a) consents to any such Different Identification Method that the Board of Directors or CMDC may prescribe at any time and any such Different Election that the Board of Directors or CMDC may make at any time for purposes of identifying the service providers who will be subject to the Six Month Delay with respect to payments under this Plan, and (b) agrees that the Plan Participant's consent to any such Different Identification Method or Different Election shall be as effective as if such Different Identification Method or Different Election were fully set forth herein, and (c) waives any right he or she may have to consent to the Different Identification Method or Different Election in question if for any reason the Plan Participant's consent to such Different Identification Method or Different Election is not legally effective.

10.4
Any payments that may be made and benefits that may be provided pursuant to this Plan are intended to qualify for an exclusion from section 409A of the Code (including without limitation the exclusion for short-term deferrals under Treasury Regulation section 1.409A-1(b)(4)) and/or are intended to meet the requirements of section 409A(a)(2), (3) and (4) of the Code, so that none of the payments that may be made and benefits that may be provided pursuant to this Plan will be includible in any Plan Participant's federal gross income pursuant to section 409A(a)(1)(A) of the Code. This Plan shall be administered, interpreted and construed to carry out such intentions, and any provision of this Plan that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, the Company does not represent, warrant or guarantee that any payments that may be made and benefits that may be provided pursuant to this Plan will not be includible in any Plan Participant's federal gross income pursuant to section 409A(a)(1)(A) of the Code, nor does the Company make any other representation, warranty or guaranty to any Plan Participant as to the tax consequences of this Plan or of participation in this Plan.

Initially Effective October 1, 1992
As Amended:    5/16/1997
12/31/2007
12/31/2008
4/1/2011